Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 26, 2023

Quarterly Distribution Report No. 234

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 25, 2023.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2023 (the “Q1 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”).

The Trust received $216,118 ($.7782 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $207,916 ($.7487 per Trust Unit) for the payment attributable to the first quarter of 2022.

After receiving the Contingent Portion Payment, the Trust paid $110,821 to third parties in connection with invoices rendered to the Trust, leaving a balance of $105,297 ($.379 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 25, 2023.

During the twelve month period ended June 30, 2023, the Trust’s aggregate distributions will amount to $869,858 ($3.1322 per Trust Unit), as compared to $664,046 ($2.3911 per Trust Unit) during the twelve month period ended June 30, 2022.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2023 and June 30, 2022 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2023		Per Unit*

Gross royalty income collected by EMI for the period	$750,665

Less: Related royalty expense	308,770
Amount deducted by EMI	224,952
Adjustment for copyright renewals, etc.	825
Foreign Tax Credits Received	—

	534,547

Balance as reported by EMI	$216,118

Payments received by Trust	$216,118		$.7782

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	110,821		.3991

Balance available for distribution	$105,297		$.3791

Distribution per Unit*		$.3791

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2022		Per Unit*	Twelve Months Ended June 30, 2023		Per Unit	Twelve Months Ended June 30, 2022		Per Unit

$944,075			$3,421,356			$3,053,191

428,466			1,208,831			1,169,964
306,406			1,020,033			909,853
1,287			4,576			4,748
—			—			—

736,159			2,233,440			2,084,565

$207,916			$1,187,916			$968,626

$207,916		$.7487	$1,187,916		$4.2775	$968,626		$3.4878

142,025		.5114	318,058		1.1453	304,580		1.0967

$65,891		$.2373	$869,858		$3.1322	$664,046		$2.3911

	$.2373			$3.1322			$2.3911